GUARANTEED PRINCIPAL VALUE BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following provisions have been added to the Contract:

The Guaranteed Principal Value (GPV) Benefit guarantees that beginning on your fifth Contract Anniversary, and on each subsequent Contract Anniversary, until the Contract terminates or you start receiving Annuity Payments, your Contract Value will be at least equal to the GPV Benefit calculated and established on the Contract Anniversary occurring five years ago, reduced by any GPV Adjusted Partial Withdrawals since that Contract Anniversary.

GUARANTEED CONTRACT VALUE ON THE FIFTH CONTRACT ANNIVERSARY. The GPV Benefit starts providing protection on the fifth Contract Anniversary. On the fifth Contract Anniversary, the GPV Benefit guarantees that your Contract Value will be at least equal to:

       All Purchase Payments received during the first 90 days of your Contract less any withdrawals (prior to any MVA, but including any withdrawal charges) during this period, reduced by any GPV Adjusted Partial Withdrawals during the first five Contract Years.

If on your fifth Contract Anniversary, your Contract Value is less than the guaranteed amount, we credit that difference to your Contract Value. We will allocate this amount to your Investment Options in proportion to the amount of Contract Value in each of the Investment Options on the date of allocation.

GUARANTEED CONTRACT VALUE ON THE SIXTH AND SUBSEQUENT CONTRACT ANNIVERSARIES. On the sixth and each subsequent Contract Anniversary, until the Contract terminates or you start receiving Annuity Payments, the GPV Benefit guarantees that your Contract Value will be at least equal to:

       The GPV Benefit established on the Contract Anniversary occurring five years before that Contract Anniversary, reduced by any GPV Adjusted Partial Withdrawals since that Contract Anniversary.

If on your sixth and each subsequent Contract Anniversary, your Contract Value is less than the guaranteed amount, we credit that difference to your Contract Value. We will allocate this amount to your Investment Options in proportion to the amount of Contract Value in each of the Investment Options on the date of allocation.

THE GPV BENEFIT.

The initial GPV Benefit established on the Issue Date is equal to all Purchase Payments received during the first 90 days of your Contract less any withdrawals (prior to any MVA, but including any withdrawal charges) during this period. On the first and subsequent Contract Anniversaries, the new GPV Benefit is equal to:

        The GPV Benefit established on the previous Contract Anniversary (or in the case of the GPV Benefit being calculated on the first Contract Anniversary, your initial GPV Benefit), increased by additional Purchase Payments during that Contract Year and reduced by GPV Adjusted Partial Withdrawals made during that Contract Year.

GPV ADJUSTED PARTIAL WITHDRAWALS.  A GPV Adjusted Partial Withdrawal is equal to
a. plus b., where:

          a. is the dollar amount of the partial withdrawal (prior to any MVA), that together with any previous partial withdrawals (prior to any MVA) during the Contract Year, do not exceed [10%] of the cumulative Purchase Payments; and,

          b. is the dollar amount of the partial withdrawal, including any MVA made and withdrawal charge assessed, in excess of a., multiplied by the greater of 1 or the ratio of i. to ii., where:

               i.   the  GPV   Benefit   (on  the  date  of  but  prior  to  the
                    withdrawal).

               ii. the Contract Value (on the date of but prior to the withdrawal), adjusted for any MVA.

GPV TRANSFERS BETWEEN THE INVESTMENT OPTIONS AND THE FIXED PERIOD ACCOUNTS. When you elect this benefit, you also elect to have us make GPV Transfers between the Investment Options and the Fixed Account to maintain the guarantee. Based on this program, we may transfer some or all of your Contract Value to or from the Fixed Account, except that:

1. during the first two Contract Years the Fixed Account Contract Value immediately after any transfers to the Fixed Account is limited to [50%] of your cumulative Purchase Payments; and,

2. any transfers from the Fixed Account will not include the amount needed to maintain the allocation percentage to the Fixed Account indicated by your most recent allocation instructions for your Purchase Payments.

These GPV Transfers are not subject to any transfer fee. Any transfer out of the Fixed Account may be subject to a MVA. Any GPV Transfer to the Investment Options will be allocated according to your most recent allocation instructions for Purchase Payments to the Investment Options.

GPV FIXED ACCOUNT MINIMUM. You may transfer amounts into or out of the Fixed Account subject to the GPV Fixed Account Minimum. The GPV Fixed Account Minimum is the amount of Fixed Account Contract Value that is required in the Fixed Account to maintain the guarantee protection.

RESETTING THE GPV BENEFIT. You may elect to reset the operation of the GPV Benefit at any time, as long as the Reset Date is at least 90 days from any earlier Reset Date. If you reset the operation of the GPV Benefit, the first Contract Anniversary on which your Contract Value will be guaranteed to be at least the GPV will be the Contract Anniversary occurring five years after the Contract Anniversary following the Reset Date. The GPV Benefit on the Reset Date is the greater of a. or b., where:

         a. is the last GPV calculated before the Reset Date, increased by additional Purchase Payments made since that GPV calculation and reduced by any GPV Adjusted Partial Withdrawals made since that GPV calculation.

         b.       is your Contract Value on the Reset Date.

On the Reset Date, we will reallocate your Contract Value in the Fixed Account according to your most recent allocation instructions for your Purchase Payments unless you instruct us otherwise.

On the next Contract Anniversary on or after the Reset Date, the new GPV Benefit is equal to the GPV Benefit established on the Reset Date, increased by additional Purchase Payments since the Reset Date and reduced by GPV Adjusted Partial Withdrawals made since the Reset Date.

On subsequent Contract Anniversaries, the new GPV Benefit is calculated as described under the GPV Benefit provision above.

CONDITIONS FOR TERMINATION OF THE GPV BENEFIT:
The guarantee will terminate on the Income Date or when the Contract terminates.

BENEFIT CHARGE:
There is no additional charge for this benefit.

Signed for Allianz Life Insurance Company of North America by:


             /s/ Suzanne J. Pepin               /s/ Mark Zesbaugh
                 Suzanne J. Pepin                   Mark Zesbaugh
            Senior Vice President, Secretary,         President
              and Chief Legal Officer
 S40692